UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ---------------------------------

                                    FORM 8-K

                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                  July 15, 2005
                -----------------------------------------------
                Date of Report (Date of earliest event reported)

                          ESPEY MFG & ELECTRONICS CORP.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

       New York                          1-4383                  14-1387171
       --------                          ------                  ----------
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
      of incorporation)                                      Identification No.)

              233 Ballston Avenue, Saratoga Springs, New York 12866
              -----------------------------------------------------
               (Address of principal executive offices) (Zip Code)



      (Registrant's telephone number, including area code): (518) 584-4100
                                 -------------


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Item 1.01. Entry into a Definitive Material Agreement

See disclosure under Item 3.02 below.

Item 3.02. Unregistered Sales of Equity Securities.

On July 15, 2005 pursuant to a Stock Purchase Agreement dated as of such date, Espey Mfg. & Electronics Corp. (the "Corporation") sold 150,000 shares of its common stock, par value $0.33 1/3 per share, to the Trustees of The Espey Mfg. & Electronics Corp. Employee Stock Ownership Plan and Trust (the "ESOP"). The ESOP paid $28.90 per share, for an aggregate purchase price of $4,335,000. The ESOP borrowed from the Corporation an amount equal to the purchase price. The loan will be repaid in fifteen (15) equal annual installments of principal and the unpaid balance will bear interest at a fixed rate of 6.25% per annum, the "prime rate" as quoted in The Wall Street Journal on the date of closing.

The Board of Directors of the Corporation had approved a purchase price per share equal to a 5% discount on the average trading price of the Corporation's common stock on the American Stock Exchange on the date before closing, but in no event greater than the fair market value as determined by an independent valuation firm retained by the ESOP. The average trading price of the Corporation's common stock on the American Stock Exchange on July 14, 2005 was $30.72, which exceeded fair value, taking into account a restricted securities discount, as determined by the valuation firm.

In making the sale, the Corporation relied on the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, because the shares sold were offered only to the ESOP.

After giving effect to the transaction the ESOP owns 380,120 shares of the Corporation's 1,158,294 outstanding shares of common stock.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ESPEY MFG. & ELECTRONICS CORP.


                                        /s/ David A. O'Neil
                                        ----------------------------
                                        David A. O'Neil, Treasurer and Principal
                                        Financial Officer


Dated: July 15, 2005